Exhibit 4.1

EXECUTION COPY

QUEBECOR MEDIA INC.

as Borrower

- and –

THE FINANCIAL INSTITUTIONS IDENTIFIED

ON THE SIGNATURE PAGES HERETO

as Lenders

- and -

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

- and -

TD SECURITIES

- and -

THE BANK OF NOVA SCOTIA

as Joint Lead Arrangers and Joint Bookmanagers

- and -

BANK OF AMERICA, N.A.

as Administrative Agent

- and -

THE TORONTO-DOMINION BANK

- and -

THE BANK OF NOVA SCOTIA

as Syndication Agent

- and -

ROYAL BANK OF CANADA

- and -

CAISSE CENTRALE DESJARDINS

as Documentation Agent

Revolving Facility - C$300,000,000

SECOND AMENDMENT TO THE AMENDED AND RESTATED CREDIT AGREEMENT DATED JUNE 14, 2013

June 24, 2016

SECOND AMENDMENT TO THE AMENDED AND RESTATED CREDIT AGREEMENT DATED JUNE 14, 2013 entered into in Montréal, Province of Quebec, as of June 24, 2016.

Second Amendment to that certain amended and restated credit agreement dated as of June 14, 2013 between Quebecor Media Inc., as Borrower, Bank of America, N.A., as Administrative Agent, and the several financial institutions from time to time party thereto, as Lenders (as amended, restated, amended and restated, supplemented, replaced or otherwise modified at any time and from time to time, including by way of that certain First Amendment to the Amended and Restated Credit Agreement dated August 1, 2013, the “Amended and Restated Credit Agreement”);

WHEREAS the parties hereto wish to amend the Amended and Restated Credit Agreement in accordance with the terms and conditions below, without novation;

WHEREAS effective concurrently with the coming into force and effect of this Second Amendment, Goldman Sachs Lending Partners LLC will have sold and assigned all of its rights, obligations and interest under the Amended and Restated Credit Agreement and the other Credit Documents (as defined in the Amended and Restated Credit Agreement) in accordance with the provisions of Section 12.08 of the Amended and Restated Credit Agreement; and

WHEREAS, in satisfaction of the requirements under the Amended and Restated Credit Agreement, all of the Revolving Lenders have provided their requisite written consent to the Administrative Agent in connection with the amendments provided for herein.

NOW THEREFORE, for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1.	Interpretation.

1.1	The preamble forms an integral part hereof as if recited herein at length.

1.2	Capitalized terms used and not otherwise defined herein have the meanings ascribed thereto in the Amended and Restated Credit Agreement.

1.3	This Second Amendment to the Amended and Restated Credit Agreement is declared to amend and be supplemental to the Amended and Restated Credit Agreement, to form part thereof and to have the same effect as if it were incorporated therein on the date hereof. Except to the extent that it is amended and supplemented by this Second Amendment to the Amended and Restated Credit Agreement, the Amended and Restated Credit Agreement forms part hereof and is included by reference herein with the same effect as if it were recited herein at length. All the other provisions of the Amended and Restated Credit Agreement which are unmodified hereby remain unchanged.

1.4

The expressions “hereto”, “hereof”, “herein”, “hereunder”, “this Amendment”, “this Second Amendment” or “this Agreement” refer to this Second Amendment to the Amended and Restated Credit Agreement. On and after this date, each reference in the Amended and Restated Credit Agreement to “this Agreement” or “this Amended and Restated Credit Agreement” and each reference to the “Amended and Restated Credit Agreement” in any of the other Credit Documents and any other agreements, documents, certificates and instruments delivered by any Lender, the Borrower, or any other Person in connection herewith or therewith shall mean and be a reference to the Amended and Restated Credit Agreement as amended by this Amendment. Except as specifically amended by this Amendment, the Amended and Restated Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed.

1.5	This Amendment shall constitute a Credit Document.

2.	Amendments to the Amended and Restated Credit Agreement.

2.1	Section 1.01 of the Amended and Restated Credit Agreement is hereby amended as follows:

2.1.1	by deleting the defined term “Consolidated EBITDA” and replacing it with the following:

““Consolidated EBITDA” means, (i) for purposes of Facility B and any calculation or other determination relating to Facility B, for any Person, for any period and without duplication, earnings of such Person on a consolidated basis before non-controlling interests, earnings from equity accounted investments, extraordinary items, non-recurring gains or losses on debt extinguishment and asset sales, non-cash charges for non-recurring restructuring charges, cash charges for non-recurring restructuring charges to the extent such cash charges are in an aggregate amount of less than C$52,000,000 during the period commencing on October 1, 2012, Consolidated Interest Charges, foreign exchange translation gains or losses not involving the payment of cash, amortization of deferred financing costs and other non-cash financial charges, taxes, depreciation, amortization (including write-down of assets), without taking into account any goodwill adjustments, calculated on a consolidated basis, and otherwise calculated in accordance with GAAP; for greater certainty, there shall be excluded from the calculation of “Consolidated EBITDA” to the extent included in such calculation, the amount of any income or expense relating to Back-to-Back Securities; and (ii) for purposes of the Revolving Facility and any calculation or other determination relating to the Revolving Facility, for any Person, for any period and without duplication, earnings of such Person on a consolidated basis before non-controlling interests, earnings from equity accounted investments, extraordinary items, non-recurring gains or losses on debt extinguishment and asset sales, non-cash charges for non-recurring restructuring charges, cash charges for non-recurring restructuring charges, Consolidated Interest Charges, foreign exchange translation gains or losses not involving the payment of cash, amortization of deferred financing costs and other non-cash financial charges, taxes, depreciation, amortization (including write-down of assets), without taking into account any goodwill adjustments, calculated on a consolidated basis, and otherwise calculated in accordance with GAAP; for greater certainty, there shall be excluded from the calculation of “Consolidated EBITDA” to the extent included in such calculation, the amount of any income or expense relating to Back-to-Back Securities.

Consolidated EBITDA shall (A) exclude the EBITDA of (a) any Person and (b) every division, line of business or group of operating assets used in carrying on a distinct business (collectively called an “Operating Business”) that (in the case of either (a) or (b) above) no longer belong to the Borrower or a Subsidiary of the Borrower (a “Former Contributor”) on the last day of such period which would otherwise be included in such consolidated results of operations of the Borrower because such Former Contributor or Operating Business, as the case may be, has been disposed of during such period; and (B) include the EBITDA for such period of each Person and of every Operating Business that, during such period, became (or, in the case of an Operating Business, became part of) the Borrower or of a Subsidiary of the Borrower and which is (or is comprised within) the Borrower or a Subsidiary of the Borrower on the last day of such period on a proforma basis for such period, based on audited historical results of operations, or, if unavailable, reasonable projections satisfactory to the Administrative Agent.”;

2.1.2	by deleting the text “.” at the end of the defined term “LIBOR” and replacing it with the following text:

“, and provided further that at no time shall LIBOR for any Designated Period relating to a Libor Advance under the Revolving Facility be less than the Revolving Facility Libor Floor.”; and

2.1.3	by deleting the defined term “Term” and replacing it with the following:

““Term” means the period commencing on the Closing Date and terminating with respect to (i) the Revolving Facility, on July 15, 2020 and (ii) Facility B-1 Tranche, on August 17, 2020.”.

2.2	Section 1.01 of the Amended and Restated Credit Agreement is hereby further amended by inserting the following new definitions in the appropriate alphabetical order:

“Defaulting Revolving Lender” means any Revolving Lender that (a) has failed to (i) fund all or any portion of its Accommodations within two Business Days of the date such Accommodations were required to be funded hereunder unless such Revolving Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Revolving Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Lenders in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Revolving Lender’s obligation to fund an Accommodation hereunder and states that such position is based on such Revolving Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Revolving Lender shall cease to be a Defaulting Revolving Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including any, provincial, state or federal regulatory authority acting in such a capacity; provided that a Revolving Lender shall not be a Defaulting Revolving Lender solely by virtue of the ownership or acquisition of any equity security in that Revolving Lender or any direct or indirect parent company thereof by a Governmental Entity so long as such ownership interest does not result in or provide such Revolving Lender with immunity from the jurisdiction of courts within Canada or from the enforcement of judgments or writs of attachment on its assets or permit such Revolving Lender (or such Governmental Entity) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Revolving Lender. Any determination by the Administrative Agent that a Revolving Lender is a Defaulting Revolving Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Revolving Lender shall be deemed to be a Defaulting Revolving Lender as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.

“Revolving Facility Libor Floor” means 0%.

2.3	Section 2.07(1) of the Amended and Restated Credit Agreement is hereby amended by adding the text “(other than Defaulting Revolving Lenders)” immediately after the text “Revolving Lenders”.

2.4	Section 2.08(1) of the Amended and Restated Credit Agreement is hereby amended by deleting the text “not later than 10:00 a.m. (Toronto time)” therein and replacing it with the text “not later than, (i) with respect to any payment relating to the Facility B-1 Tranche, 10:00 a.m. (Toronto time), and (ii) with respect to any payment relating to the Revolving Facility and the Facility B-2 Tranche, 12:00 p.m. (Toronto time)”.

2.5	Section 3.02(1) of the Amended and Restated Credit Agreement is hereby amended by deleting the text “not later than 10:00 a.m. (Toronto time)” therein and replacing it with the text “not later than, (x) with respect to any notice relating to the Facility B-1 Tranche, 10:00 a.m. (Toronto time), and (y) with respect to any notice relating to the Revolving Facility and the Facility B-2 Tranche, 12:00 p.m. (Toronto time)”.

2.6	Section 4.03(1) of the Amended and Restated Credit Agreement is hereby amended by deleting the text “not later than 10:00 a.m. (Toronto time)” therein and replacing it with the text “not later than 12:00 p.m. (Toronto time)”.

2.7	Section 4.05(1)(iii) of the Amended and Restated Credit Agreement is hereby amended by deleting the text “on or before 10:00 a.m. (Toronto time)” therein and replacing it with the text “on or before 12:00 p.m. (Toronto time)”.

2.8	Section 5.02(1) of the Amended and Restated Credit Agreement is hereby amended by deleting the text “At or before 10:00 a.m. (Toronto time)” therein and replacing it with the text “At or before 12:00 p.m. (Toronto time)”.

2.9	Section 8.02(k) of the Amended and Restated Credit Agreement is hereby deleted and replaced with the text “Intentionally Deleted.”.

2.10	Section 12.11 of the Amended and Restated Credit Agreement is hereby amended by adding the following new paragraph at the end thereof:

“If any Lender is a Defaulting Revolving Lender, then the Borrower may, at its sole cost and expense, upon 10 days’ notice to such Defaulting Revolving Lender and the Administrative Agent, on the condition that at such time, no Default exists and is continuing, require such Defaulting Revolving Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.08), all of its interests, rights and obligations under this Agreement and the other Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that the assigning Defaulting Revolving Lender receives payment of an amount equal to the outstanding principal of its outstanding Accommodations Outstanding, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any breakage costs, if any, contemplated under Section 12.06(4)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts).

A Defaulting Revolving Lender shall not be required to make any such assignment or delegation if, prior thereto, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.”.

3.	Assignment and Assumption.

Effective concurrently with the coming into force and effect of this Second Amendment and as a condition of same, Goldman Sachs Lending Partners LLC shall sell and assign, inter alios, all of its Commitments under the Credit Facilities to JPMorgan Chase Bank, N.A. who shall purchase and assume the same, the whole in accordance with Section 12.08 of the Amended and Restated Credit Agreement and as more fully set forth in the Assignment and Assumption Agreement attached hereto as Exhibit A.

4.	Conditions Precedent.

This Amendment shall not be in force or effect until the following conditions precedent are met to the satisfaction of the Administrative Agent and the Revolving Lenders:

4.1	no Default or Event of Default shall have occurred or be continuing or would arise immediately after giving effect to or as a result of this Amendment, and the Administrative Agent shall have received a certificate of an acceptable officer of the Borrower confirming the absence of any such Default or Event of Default;

4.2	all of the representations and warranties contained in the Amended and Restated Credit Agreement and the other Credit Documents shall continue to be true and correct in all material respects on the date hereof (other than representations and warranties made as of a certain date) as if such representations and warranties were made on the date of this Amendment, and the Administrative Agent shall have received a certificate of an acceptable officer of the Borrower confirming same;

4.3	satisfactory confirmation that no Material Adverse Effect shall have occurred since December 31, 2015, and the Administrative Agent shall have received a certificate of an acceptable officer of the Borrower confirming same;

4.4	the Administrative Agent and the Revolving Lenders shall have received, in form and substance satisfactory to them and their counsel:

4.4.1	duly executed counterparts of this Amendment;

4.4.2

results of Lien searches from August 1, 2013 to a date reasonably close to the date of this Amendment, of all filings, registrations or recordings of or with respect to all the movable assets of the Borrower and its predecessors in each jurisdiction in which its assets are located or have an office, together with such other documents that the Administrative Agent shall require evidencing, to the entire satisfaction of the Administrative Agent and its counsel, that all such movable assets continue to remain free and clear of all Liens, other than Permitted Liens;

4.4.3	a duly certified copy of the constating documents, by-laws, resolutions and incumbency of the Borrower, certified by an acceptable officer of the Borrower (or to the extent all amendments or additions to such constating documents, by-laws, resolutions and incumbency, if any, have heretofore been delivered to the Administrative Agent, a certificate by an acceptable officer of the Borrower attesting to same);

4.4.4	a certificate of status, compliance, good standing or like certificate issued by the appropriate governmental body of the Borrower’s jurisdiction of incorporation and jurisdiction where it owns any material assets or carries any material business;

4.4.5	the favourable opinions of legal counsel to the Borrower addressed to the Administrative Agent, the Revolving Lenders and their legal counsel covering, inter alia, (i) the corporate status, power and capacity of the Borrower, (ii) the authority and legal right of the Borrower to execute this Amendment and to perform its obligations contained therein or incidental thereto, (iii) the due execution and delivery by the Borrower of the Amendment, (iv) the compliance of the Amendment with the constating documents and by-laws of the Borrower and with the laws of the jurisdiction of organisation of the Borrower and with those indicated as governing each such document; (v) the legality, validity, binding effect and enforceability against the Borrower of the Amendment; (vi) the continued legality, validity, binding effect and enforceability of the Security Documents against the Borrower as continuing to secure the obligations of the Borrower under this Amendment and the other Credit Documents; (vii) the continued opposability and perfection of the security created under the relevant Security Documents; and as to such other matters as the Administrative Agent may reasonably require;

4.4.6	satisfactory evidence that all necessary third party consents and authorisations required in connection with the execution, delivery and performance of this Amendment have been obtained, and that all debentures, hypothecs, deeds, instruments, forms, financing statements or equivalent documents required under all applicable Laws to preserve the Security, if any, have been executed, delivered and duly registered, recorded, published and/or filed; and

4.4.7	all other documents, declarations, certificates, agreements, notices and information that the Administrative Agent or its counsel may reasonably require;

4.5	the entire amount of all fees, costs, charges and expenses contemplated herein or in any other Credit Document, to the extent then owing, including (a) the upfront fees referred to in the Borrower’s request letter dated June 8, 2016, and (b) the fees and disbursements of the Administrative Agent’s and Revolving Lenders’ legal counsel incurred in connection with the preparation and negotiation of this Amendment, up to and including the date hereof, shall have been paid.

5.	No Waiver.

The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided otherwise, operate as a waiver of any of the rights and powers of or remedies available to the Administrative Agent (in such capacity or in its capacity as collateral agent or fondé de pouvoir, as applicable) or the Lenders under the Amended and Restated Credit Agreement or any of the other Credit Documents nor constitute a waiver of any provision of the Amended and Restated Credit Agreement or such other Credit Documents.

6.	No Novation.

Nothing in this Agreement shall constitute, evidence or result in repayment, readvance, accord or satisfaction, release or novation of all or any part of the Accommodations, the Debt relating to the Accommodations, or any other obligation or liability of the Borrower under, in respect of or in connection with the Accommodations, the Debt relating to the Accommodations, the Amended and Restated Credit Agreement and any other Credit Documents. However, should this Agreement be construed as constituting, evidencing or resulting in repayment, readvance, accord or satisfaction, release or novation of all or any part of the Accommodations, the Debt relating to the Accommodations, or any other obligation or liability of the Borrower under, in respect of or in connection with the Accommodations, the Debt relating to the Accommodations, the Amended and Restated Credit Agreement and any other Credit Documents, the Administrative Agent and the Lenders hereby expressly reserve all of the Security granted in their favour by the Borrower under the Security Documents, the whole in accordance with the provisions of Article 1662 of the Civil Code of Québec.

7.	Governing Law.

This Amendment shall be governed by and interpreted and enforced in accordance with the laws of the Province of Quebec and the federal laws of Canada applicable therein.

8.	Successors and Assigns.

The provisions of this Amendment shall be binding on and enure to the benefit of the undersigned and their respective successors and permitted assigns.

9.	Counterparts.

This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

10.	Patriot Act.

Each Revolving Lender party hereto and the Administrative Agent hereby notifies the Borrower that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), each Revolving Lender and the Administrative Agent may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Revolving Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each Revolving Lender and the Administrative Agent.

[Signature pages follow]

IN WITNESS WHEREOF the parties hereto have executed this Second Amendment to Amended and Restated Credit Agreement as of the date hereinabove mentioned.

QUEBECOR MEDIA INC., as Borrower

Per:	/s/ Chloé Poirier
Name:	Chloé Poirier
Title:	Vice President and Treasurer

Per:	/s/ Jean-François Pruneau
Name:	Jean-François Pruneau
Title:	Senior Vice President and Chief Financial Officer

BANK OF AMERICA, N.A., as Administrative Agent

Per:	/s/ Robert Rittelmeyer
Name:	Robert Rittelmeyer
Title:	Vice President

QMI – Second Amendment to Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., CANADA BRANCH

Per:	/s/ Medina Sales de Andrade
Name:	Medina Sales de Andrade
Title:	Vice President

Per:
Name:
Title:

THE BANK OF NOVA SCOTIA

Per:	/s/ Rob King
Name:	Rob King
Title:	Managing Director

Per:	/s/ Sean Flinn
Name:	Sean Flinn
Associate Director

THE TORONTO-DOMINION BANK

Per:	/s/ (signature)
Name:
Title:

Per:	/s/ (signature)
Name:
Title:

QMI – Second Amendment to Amended and Restated Credit Agreement

CAISSE CENTRALE DESJARDINS DU QUÉBEC

Per:	/s/ Catherine McCarthy
Name:	Catherine McCarthy
Title:	Directeur, Financement corporatif
Director, Corporate Banking

Per:	/s/ Dominique Parizeau
Name:	Dominique Parizeau
Directeur généralGestion du portefeuille, Grandes Entreprises
Managing Director
Portfolio Management, Corporate Banking

ROYAL BANK OF CANADA

Per:	/s/ Pierre Bouffard
Name:	Pierre Bouffard
Title:	Authorized Signatory

Per:
Name:
Title:

CITIBANK, N.A., CANADIAN BRANCH

Per:	/s/ Azita Taravati
Name:	Azita Taravati
Title:	Authorized Signatory

Per:
Name:

QMI – Second Amendment to Amended and Restated Credit Agreement

CANADIAN IMPERIAL BANK OF COMMERCE

Per:	/s/ Philippe Boivin
Name:	Philippe Boivin
Title:	Director

Per:	/s/ Anissa Rabia-Zeribi
Name:	Anissa Rabia-Zeribi
Executive Director

BANK OF MONTREAL

Per:	/s/ Sean P. Gallaway
Name:	Sean P. Gallaway
Title:	Vice President

Per:
Name:
Title:

JPMORGAN CHASE BANK, N.A.

Per:	/s/ Jeffrey Coleman
Name:	Jeffrey Coleman
Title:	Executive Director

Per:
Name:

QMI – Second Amendment to Amended and Restated Credit Agreement

HSBC BANK CANADA

Per:	/s/ Annie Houle
Name:	Annie Houle
Title:	Director

Per:	/s/ Jossia Bélisle
Name:	Jossia Bélisle
Title:	Assistant Vice-President

NATIONAL BANK OF CANADA

Per:	/s/ Luc Bernier
Name:	Luc Bernier
Title:	Managing Director

Per:	/s/ Alexandre Huot
Name:	Alexandre Huot
Title:	Directeur - Director

BANK OF TOKYO-MITSUBISHI UFJ (CANADA)

Per:	/s/ Thomas Isidean
Name:	Thomas Isidean
Title:	Vice President

Per:
Name:

QMI – Second Amendment to Amended and Restated Credit Agreement

LAURENTIAN BANK OF CANADA

Per:	/s/ Guylaine Couture
Name:	Guylaine Couture
Title:	Assistant Vice President

Per:	/s/ Vanessa Thibault
Name:	Vanessa Thibault
Account Manager

QMI – Second Amendment to Amended and Restated Credit Agreement

Exhibit A

Assignment and Assumption Agreement

Attached

QMI – Second Amendment to Amended and Restated Credit Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Assignment and Assumption”) dated as of the Effective Date referred to below is entered into by and between the party identified below as “Assignor” and each party identified on each signature page hereto as an “Assignee”. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended or modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by each Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably and ratably sells and assigns to each Assignee, and each Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date referred to below (i) all of the Assignor’s respective rights and obligations in its capacity as a Lender under the Credit Agreement, the other Credit Documents and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below the signature of that Assignee of all the Assignor’s respective outstanding rights and obligations under the Credit Facilities identified below (including without limitation any guarantees and Security included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other rights of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as to each Assignee, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	Goldman Sachs Lending Partners LLC

2.	Assignees and their Assigned Interests:	Listed on the signature pages attached hereto

3.	Borrower:	Quebecor Media Inc.

4.	Administrative Agent:	Bank of America, N. A., as the administrative agent under the Credit Agreement referred to below

5.	Credit Agreement:	The Amended and Restated Credit Agreement dated as of June 14, 2013 among the Borrower named above, the Lenders parties thereto, and the Administrative Agent named above

6.	Assigned Interests:

Facility Assigned	Aggregate Amount of Commitment/ Accommodations for all Lenders	Amount of Commitment/ Assigned Accommodations		Percentage Assigned of Commitments/ Accommodations
Revolving Facility	C$300,000,000	C$	15,000,000	5%

7.	Effective Date:	As to each Assignee, as indicated on attached signature page thereof

8.	Trade Date:	As to each Assignee, as indicated on attached signature page thereof

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:	GOLDMAN SACHS LENDING PARTNERS LLC

	By:	/s/ Rebecca Kratz
	Name:	Rebecca Kratz
	Title:	Authorized Signatory

Consent and Acceptance:	BANK OF AMERICA, N. A.,
as Administrative Agent

	By:	/s/ Robert Rittelmeyer
	Name:	Robert Rittelmeyer
	Title:	Vice President

Consent and Acceptance:	QUEBECOR MEDIA INC., as Borrower

	By:	/s/ Jean-François Pruneau
	Name:	Jean-François Pruneau
	Title:	Senior Vice President and Chief Financial Officer

ASSIGNEE:	JPMORGAN CHASE BANK, N.A.

	By:	/s/ Amita Rodriguez
	Name:	Amita Rodriguez
	Title:	Authorized Signatory

Trade Date:	June 24, 2016

Effective Date:	June 24, 2016

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1.	Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of each Assigned Interest, (ii) each Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any other instrument or document delivered pursuant thereto, other than this Agreement, or any Collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee. Each Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

1.3 Assignee’s Address for Notices, Etc. Attached hereto as Schedule 1 is all contact information, address, phone and facsimile information and account and payment instructions) relative to the Assignee.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued prior to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws applicable in the Province of Quebec.

SCHEDULE 1 TO ASSIGNMENT AND ASSUMPTION AGREEMENT

ADMINISTRATIVE DETAILS

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